FEDERAL SIGNAL CORPORATION ANNOUNCES
                      SECOND QUARTER EPS OF $.21 PER SHARE


-- Second Quarter Highlights --

- Earnings from continuing operations of $.21 exceed consensus estimates
- Sales increase 21% reflecting improved Fire Rescue throughput
- Year-to-date operating cash flow strong at $47 million - on target to meet $90 million in 2003

-------------------------------------------------------------------------------

Oak Brook, Illinois, July 22, 2003 -- Federal Signal Corporation reported diluted earnings per share of $.21 from continuing operations for the second quarter of 2003 on sales of $311 million. These results compare to the $.24 per share earned on sales of $258 million in 2002's second quarter. Sales rose 21% as three of the company's four groups showed significant increases, led by Fire Rescue Group's 36% increase and the additional sales associated with the company's refuse truck body acquisitions in late 2002. The $.21 earnings per share figure reported for 2003 was adversely affected by $.03 per share of restructuring costs associated primarily with the closure of two manufacturing facilities. Versus 2002, strong earnings increases in Fire Rescue were more than offset by declines in the company's other groups reflecting a lower margin sales mix and these restructuring costs.

For the first six months, diluted earnings per share from continuing operations was $.34 on sales of $603 million. This compares to earnings per share of $.45 in the first six months of 2002 on sales of $504 million. Although sales increased 20% in 2003, earnings declined, reflecting a sales shift within the Environmental Products and Safety Products groups, and costs associated with the manufacturing facilities shutdowns.

Joseph J. Ross, chairman and chief executive officer, stated, "Improvements in our Fire Rescue operations are beginning to contribute to the company's operating margins. We expect their operating progress to gain momentum, and earnings for the group in the second half of the year will be significantly above first-half results. The consistency of our cash flow generation remains strong. However, U.S. municipal markets are weaker than last year, and some of our industrial markets continue to give concern, particularly our tool sales into the automotive sector. We have not yet seen evidence of a sustained improvement in the U.S. economy, and we continue to focus on our cost structure and cash generation. As we have stated, the high end of our previous earnings guidance range of $1.05 to $1.15 was dependent on economic improvement. Having not seen this yet, we are tightening our full-year earnings estimate to a range of $1.05 to $1.10 per share."

SECOND QUARTER GROUP RESULTS

Environmental Products sales increased 25% in the quarter to $88 million while operating margin declined to 6.0% from 8.4%.

Sales and orders increased in the quarter, primarily reflecting the acquisition of two refuse truck body businesses in late 2002. Although these acquisitions contributed to a year-over-year sales increase, continued weak demand resulted in low throughput and cost absorption for these businesses, which adversely affected segment margins. We expect markets for municipal products to remain weak for the balance of the year. Although lower than the prior year, second quarter operating margins improved sequentially from the first quarter for all operating units, including refuse. We continue to reduce operating and materials costs and expect to generate further margin improvements during the remainder of the year.

Fire Rescue sales rose 36% to $113 million with operating margins improving to 4.8% from last year's 4.3%.

Second quarter sales rose significantly as the group increased production throughput in its U.S. plants and benefited from higher international sales. U.S. operating units improved margins and earnings as production throughput rose and manufacturing efficiencies improved. U.S. municipal orders declined from the prior year's unusually strong quarter.

Safety Products sales increased 10% to $71 million while operating margin declined to 11.1% from 13.7% in 2002.

Sales and orders rose from prior year, particularly in our airport parking and municipal vehicular lights and sirens markets. Operating margins remained lower than last year due mainly to costs associated with the shutdown of a production facility in the U.K. With the completion of this shutdown in the second quarter, margins will rise during the second half of 2003 and beyond.

Tool sales declined 3% from last year to $39 million. Operating margin fell to 10.8% from 12.5%.

Tool Group sales declined as weak U.S. automotive markets continued to adversely affect cutting tool sales. While strengthening foreign currencies lifted sales slightly, non-U.S. markets showed real improvements in weak economies, particularly in Europe, Canada and Japan. Operating margins declined in light of the lower sales level and higher pension costs.

CORPORATE AND OTHER

Corporate expense in the second quarter increased to $3.7 million, up as expected from the prior year due to increases in various expense categories. Interest expense was essentially flat with the prior year. During the quarter, the company successfully replaced its $300 million bank credit facility, a portion of which expired in June, with a combination of commercial bank and private placement financing. A new 3-year bank commitment for $250 million was closed on June 6th. A $50 million floating rate private placement was completed on June 30th; terms range from 5-10 years. Both transactions were oversubscribed.

The effective tax rate increased slightly from 28% last year to 29% reflecting our estimate of the tax rate for the balance of the year. We expect the full-year effective tax rate to be about 27%; this includes the first quarter effect of a one-time benefit of a tax deduction associated with the closure of a production facility in the U.K. The company also completed the sale of its discontinued sign operations during the quarter and recorded an after-tax charge of $.4 million, which includes an estimate of future costs associated with retained liabilities. Proceeds were used to pay down debt.

CASH FLOW AND DEBT

Operating cash flow totaled $47 million year to date. We saw improvements in working capital through the reduction in inventories and receivables during the second quarter. Days sales of receivables outstanding and inventory turnover both improved during the quarter, as did payables management. During the quarter, inventory turns improved to 4.8, up from an average of 4.3 in 2002, due to improvements associated with lean enterprise initiatives. Compared to the first six months of 2002, operating cash flow was $10 million lower, in large part, because of a significant reduction in customer receivables during the comparable period of 2002. The company remains on track to generate at least $90 million of operating cash flow in 2003.

Manufacturing debt was reduced in the quarter to $274 million, or 42% of capitalization, comparing favorably to the 44% level at year-end 2002.


Federal Signal will host its second quarter conference call Tuesday, July 22, 2003 at 11:00 a.m. Eastern Time to highlight results of the second quarter, and discuss the company's outlook. The call will last approximately one hour. You may listen to the conference call over the Internet through Federal Signal's website at http://www.federalsignal.com. To listen to the call live, we recommend you go to the website at least fifteen minutes in advance to register and to download and install (if necessary) the required free audio software. If you are unable to listen to the live broadcast, a replay accessible from our website will be available shortly after the call concludes through 5:00 p.m. Eastern Time, Tuesday, July 29, 2003.

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.

This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.

                      FEDERAL SIGNAL CORPORATION (NYSE)
                         Consolidated Financial Data
            For the Second Quarter and First Six Months 2003 and 2002
                                   (Unaudited)
                      (in thousands except per share data)


                                                                       Percent
                                               2003          2002       change
                                               ----          ----       ------
Quarter June 30:
Revenues                                $   311,041   $   257,864          21%
Income:
  Income from continuing operations           9,947        10,712          -7%
  Income from discontinued operations,
    loss on sale net of tax                    (369)
                                          ==========    ==========
  Net income                                  9,578        10,712         -11%
                                          ==========    ==========
Share earns (diluted):
  Income from continuing operations             .21           .24         -13%
  Income from discontinued operations,
    loss on sale net of tax                    (.01)
                                          ==========    ==========
  Net income*                                   .20           .24         -17%
                                          ==========    ==========
* amounts may not add due to rounding

Average common shares outstanding            48,016        45,461

Sales                                   $   311,041   $   257,864          21%
Cost of sales                              (227,950)     (183,117)
Operating expenses                          (63,981)      (54,345)
                                          ----------    ----------
Operating income                             19,110        20,402          -6%
Interest expense                             (5,140)       (5,064)
Other income (expense)                           62          (440)
Minority interest                                36           (43)
                                          ----------    ----------
Income before income taxes                   14,068        14,855
Income taxes                                 (4,121)       (4,143)
                                          ----------    ----------
Income from continuing operations             9,947        10,712          -7%
Income from discontinued operations,
 loss on sale net of tax                       (369)
                                          ==========    ==========
Net income                              $     9,578   $    10,712         -11%
                                          ==========    ==========

Gross margin on sales                         26.7%         29.0%
Operating margin on sales                      6.1%          7.9%
Comprehensive income                         13,912        16,570



                                                                       Percent
                                               2003          2002      change
                                               ----          ----      ------
6 months:
Revenues                                $   602,992   $   503,508          20%
Income:
  Income from continuing operations          16,414        20,506         -20%
  Income from discontinued operations,
    loss on sale net of tax                    (369)
  Cumulative effect of change in
   accounting                                              (7,984)
                                          ==========    ==========
  Net income                                 16,045        12,522          28%
                                          ==========    ==========
Share earns (diluted):
  Income from continuing operations             .34           .45         -24%
  Income from discontinued operations,
    loss on sale net of tax                    (.01)
  Cumulative effect of change in
   accounting                                                (.18)
                                          ==========    ==========
  Net income*                                   .33           .28          18%
                                          ==========    ==========
* amounts may not add due to rounding

Average common shares outstanding            47,940        45,394

Sales                                   $   602,992   $   503,508          20%
Cost of sales                              (445,552)     (358,871)
Operating expenses                         (127,115)     (105,622)
                                          ----------    ----------
Operating income                             30,325        39,015         -22%
Interest expense                            (10,035)       (9,847)
Other income (expense)                          192          (286)
Minority interest                               209           (15)
                                          ----------    ----------
Income before income taxes                   20,691        28,867
Income taxes                                 (4,277)       (8,361)
                                          ----------    ----------
Income from continuing operations            16,414        20,506         -20%
Income from discontinued operations,
 loss on sale net of tax                       (369)
Cumulative effect of change in
 accounting                                                (7,984)
                                          ==========    ==========
Net income                              $    16,045   $    12,522          28%
                                          ==========    ==========

Gross margin on sales                          26.1%         28.7%
Operating margin on sales                       5.0%          7.7%


Net cash provided by operations:
  Net income                            $    16,045   $    12,522
  Cumulative effect of change in
   accounting                                               7,984
  Depreciation                               11,911        10,565
  Amortization                                1,041           977
  Working capital changes and other          18,251        25,101
                                          ==========    ==========
  Net cash provided by operations            47,248        57,149         -17%
                                          ==========    ==========
Capital expenditures                          8,777         8,347
Comprehensive income                         24,861        17,336



                                                                       Percent
                                               2003          2002       change
                                               ----          ----       ------
Group results:
Quarter June 30:
  Revenues
    Environmental Products              $    88,226   $    70,540           25%
    Fire Rescue                             112,619        82,735           36%
    Safety Products                          71,054        64,322           10%
    Tool                                     39,142        40,267           -3%
                                          ==========    ==========
    Total group revenues                $   311,041   $   257,864           21%
                                          ==========    ==========

  Operating income
    Environmental Products              $     5,270   $     5,931          -11%
    Fire Rescue                               5,393         3,551           52%
    Safety Products                           7,904         8,831          -10%
    Tool                                      4,214         5,046          -16%
                                          ----------    ----------
    Total group operating income        $    22,781   $    23,359           -2%
                                          ==========    ==========

6 months:
  Revenues
    Environmental Products              $   172,938   $   145,292           19%
    Fire Rescue                             211,281       149,984           41%
    Safety Products                         138,242       128,967            7%
    Tool                                     80,531        79,265            2%
                                          ==========    ==========
    Total group revenues                $   602,992   $   503,508           20%
                                          ==========    ==========

  Operating income
    Environmental Products              $     6,875   $    12,518          -45%
    Fire Rescue                               7,516         5,220           44%
    Safety Products                          14,434        18,098          -20%
    Tool                                      8,686         9,170           -5%
                                          ----------    ----------
    Total group operating income        $    37,511   $    45,006          -17%
                                          ==========    ==========




                                                 June 30,      December 31,
                                                   2003           2002
                                                (unaudited)

Assets
Manufacturing activities:-
  Current assets:
    Cash and cash equivalents                 $      9,455   $      9,782
    Trade accounts receivable, net
     of allowances for doubtful accounts           210,138        181,843
    Inventories                                    173,257        183,802
    Prepaid expenses                                19,317         19,390
                                                -----------    -----------
  Total current assets                             412,167        394,817

  Properties and equipment                         139,668        143,932

  Intangible assets, net of accumulated
   amortization                                    353,882        348,435

  Other deferred charges and assets                 55,108         44,046

                                                -----------    -----------
Total manufacturing assets                         960,825        931,230

Net assets of discontinued operations, including
 financial assets                                                  10,392

Financial services activities - Lease financing
 receivables, net of allowances for doubtful
  accounts                                         227,483        226,788

                                                ===========    ===========
Total assets                                  $  1,188,308   $  1,168,410
                                                ===========    ===========

Liabilities
Manufacturing activities:-
  Current liabilities:
    Short-term borrowings                     $     45,463   $     16,432
    Trade accounts payable                          89,057         76,082
    Accrued liabilities and income taxes           139,103        129,370
                                                -----------    -----------
   Total current liabilities                       273,623        221,884
  Long-term borrowings                             228,707        279,544
  Long-term pension liabilities                     39,127         32,656
  Deferred income taxes                             39,779         33,495
                                                -----------    -----------
  Total manufacturing liabilities                  581,236        567,579
                                                -----------    -----------

Financial services activities - Borrowings         198,934        202,022

Minority interest in subsidiary                        535            744

Shareholders' equity                               407,603        398,065

                                                ===========    ===========
Total liabilities and shareholders' equity    $  1,188,308   $  1,168,410
                                                ===========    ===========

Supplemental data:
  Manufacturing debt                               274,170        295,976
  Debt-to-capitalization ratio:
    Manufacturing                                       42%            44%
    Financial services                                  87%            87%